UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 9, 2026

Date of Report (Date of earliest event reported)

DELEK US HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38142	35-2581557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Seven Springs Way, Suite 500	Brentwood	Tennessee	37027
(Address of Principal Executive)			(Zip Code)

(615) 771-6701

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2026, Delek US Holdings, Inc. (the “Company”) entered into Amendment No. 4 to Third Amended and Restated Credit Agreement (“Amendment No. 4”) among the Company, as borrower, certain wholly-owned subsidiaries of the Company, as guarantors, Wells Fargo Bank, National Association, as administrative agent and certain other lenders party thereto. Amendment No. 4 amends the existing Third Amended and Restated Credit Agreement, dated as of October 26, 2022 (as previously amended, the “Existing ABL Credit Agreement”, and as amended by Amendment No. 4, the “ABL Credit Agreement”), among the Company, certain subsidiaries of the Company, the Agent and the lenders and other persons from time to time party thereto.

Amendment No. 4, among other modifications, (i) increases the revolving loan commitments from $1,100.0 million to $1,250.0 million (the “Revolving Facility”), (ii) extends the maturity date of the Revolving Facility from October 26, 2027 to April 9, 2031 (subject to a springing maturity date that is 90 days prior to the maturity of the Company’s term loan credit facility if, on such date, the outstanding principal amount of the term loan exceeds $500.0 million), (iii) reduces the interest rate margins applicable to the Revolving Facility by 0.25% and (iv) amends certain thresholds for obligations under the Existing ABL Credit Agreement (including for negative covenants, events of default and borrowing base reporting requirements).

Amendment No. 4 also amends the incremental facility under the Revolving Facility to allow the Company to increase the available revolving borrowings by an aggregate amount not to exceed the greatest of (i) $750.0 million, (ii) 100% of EBITDA (as defined in the ABL Credit Agreement) as of the most recently ended fiscal quarter, and (iii) adjusted availability plus any suppressed availability under the ABL Credit Agreement, subject to the satisfaction of certain conditions under the ABL Credit Agreement.

The ABL Credit Agreement requires compliance with a minimum Fixed Charge Coverage Ratio of 1.00 to 1.00 when excess availability under the Revolving Facility falls below the greater of (x) $90.0 million and (y) 10% of the loan limit, and as amended pursuant to Amendment No. 4, such covenant will be tested on a quarterly basis.

The ABL Credit Agreement contains customary affirmative and negative covenants, including, among other things, limitations on indebtedness, liens, restricted payments, investments, dispositions of assets, and transactions with affiliates. The obligations under the ABL Credit Agreement are secured by first priority liens on substantially all of the tangible and intangible assets of the Company, including accounts, inventory, equipment, and other personal property, in each case subject to certain customary exceptions and excluded assets set forth in the ABL Credit Agreement and the related security documents.

The foregoing description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 4, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Amendment No. 4 to Third Amended and Restated Credit Agreement, dated as of April 9, 2026, by and among Delek US Holdings, Inc., certain subsidiaries of the Delek US Holdings, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group and the Bank Product Providers.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2026	DELEK US HOLDINGS, INC.

/s/ Mark Hobbs
	Name:	Mark Hobbs
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)